                                  EXHIBIT 12
                                  ----------



Household Finance Corporation and Subsidiaries

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

---------------------------------------------------------------------------------------------------------------------------
                                                    Three months
                                                   ended March 31,                           Year Ended December 31,
                                               ---------------------           -----------------------------------------------------
(In millions)                                      2001       2000               2000       1999       1998       1997        1996
------------------------------------------------------------------------------------------------------------------------------------
Net income                                     $   301.3  $   230.5           $ 1,185.5  $ 1,019.9  $   304.9  $   767.1   $   650.0
Income taxes                                       161.6      118.2               642.2      550.8      361.8      391.9       358.1
                                               ---------  ---------           ---------  ---------  ---------  ---------   ---------

Income before income taxes                         462.9      348.7             1,827.7    1,570.7      666.7    1,159.0     1,008.1
                                               ---------  ---------           ---------  ---------  ---------  ---------   ---------

Fixed charges:
   Interest expense (1)                            844.1      602.1             2,910.1    2,158.3    2,009.3    1,863.0     1,727.9
   Interest portion of rentals (2)                  12.0       10.8                42.9       37.7       48.1       46.8        45.2
                                               ---------  ---------           ---------  ---------  ---------  ---------   ---------

Total fixed charges                                856.1      612.9             2,953.0    2,196.0    2,057.4    1,909.8     1,773.1
                                               ---------  ---------           ---------  ---------  ---------  ---------   ---------

Total earnings as defined                      $ 1,319.0  $   961.6           $ 4,780.7  $ 3,766.7  $ 2,724.1  $ 3,068.8   $ 2,781.2
                                               =========  =========           =========  =========  =========  =========   =========

Ratio of earnings to fixed charges (3)              1.54       1.57                1.62       1.72       1.32       1.61        1.57
                                               =========  =========           =========  =========  =========  =========   =========

(1) For financial statement purposes, these amounts are reduced for income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper issuances.

(2) Represents one-third of rentals, which approximates the portion representing interest.

(3) The 1998 ratio has been negatively impacted by the one-time merger and integration related costs associated with our merger with Beneficial Corporation ("Beneficial"). Excluding Beneficial merger and integration costs of $751 million after-tax, our ratio of earnings to fixed charges in 1998 was 1.81.